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                                                                    EXHIBIT 23.6


                               CONSENT OF KPMG LLP



The Board of Directors
SupplyBase, Inc.


We consent to the use in the registration statement on Form S-4 of i2 Technologies, Inc. of our report dated March 24, 2000, with respect to the balance sheets of SupplyBase, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1999, and to the reference to our firm under the heading "Experts" in the registration statement.

Our report dated March 24, 2000, contains an explanatory paragraph that states that the Company has incurred net losses and negative cash flows since inception that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                       /s/ KPMG LLP

                                                       KPMG LLP



San Francisco, California
August 3, 2001